Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

PORT ANGELES, Wash., Jul. 27, 2022 (GLOBE NEWSWIRE) -- First Northwest Bancorp (Nasdaq: FNWB)

FIRST NORTHWEST BANCORP REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Q2 2022 Net Income	Q2 2022 Diluted Earnings Per Share	YTD Loan Growth	Q2 2022 Net Interest Margin	Book Value per Share
$2.5 million	$0.27	8.0%	3.77%	$16.60
				$16.40*, excluding goodwill and intangibles

CEO Commentary

“Our commercial bank shined this quarter as loan growth combined with increasing yields and stable deposit costs to drive increases in net interest income and net interest margin,” said Matthew P. Deines, President and CEO of First Northwest Bancorp. “Expenses were impacted by investments in our fintech initiatives and partnerships, which we expect to moderate in the coming quarters. We are also pleased to have been recognized as one of the Top 100 Best Workplaces in Washington by Puget Sound Business Journal for the second year in a row.”

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on August 26, 2022, to shareholders of record as of the close of business on August 12, 2022.

Quarter Ended June 30, 2022 to March 31, 2022	Quarter Ended June 30, 2022 to June 30, 2021
Financial Highlights
Net income of $2.5 million and diluted earnings per share of $0.27, compared to $2.8 million and $0.30, respectively	Net income of $2.5 million and diluted earnings per share of $0.27, compared to $3.0 million and $0.32, respectively
Total revenue (net interest income before provision plus noninterest income) of $19.5 million, an increase of 8.8%, or $1.6 million	Total revenue of $19.5 million, an increase of 11.1%, or $1.9 million
Effective tax rate of 23.3%, compared to 18.1%	Effective tax rate of 23.3%, compared to 18.9%
Financial Position
Total assets of $2.03 billion, up $87.4 million, or 4.5%	Increase in total assets of $244.2 million, or 13.7%
Total gross loans, excluding loans held for sale, of $1.47 billion, up $90.2 million, or 6.6%	Increase in total gross loans, excluding loans held for sale, of $209.1 million, or 16.6%
Total deposits of $1.58 billion, an increase of $31.3 million, or 2.0%	Increase in total deposits of $139.0 million, or 9.6%
Asset Quality and Capital
Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.06% for both periods	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.06%, compared to 0.10%
Tangible common equity ratio* of 8.04%, compared to 9.04%	Tangible common equity ratio* of 8.04%, compared to 10.55%
Key Performance Metrics
Net interest margin of 3.77%, compared to 3.53%	Net interest margin of 3.77%, compared to 3.34%
Efficiency ratio of 87.2%, compared to 82.9%	Efficiency ratio of 87.2%, compared to 78.2%
Return on average assets and return on tangible common equity* of 0.51% and 5.82%, compared to 0.60% and 6.09%, respectively	Return on average assets and return on tangible common equity* of 0.51% and 5.82%, compared to 0.69% and 6.46%, respectively
Tangible book value per share* of $16.40, a decrease of 6.57% from $17.56	Tangible book value per share* of $16.40, a decrease of 11.3% from $18.49

* See reconciliation of Non-GAAP Financial Measures later in this release.

Balance Sheet Review

Total assets increased $87.4 million, or 4.5%, to $2.03 billion at June 30, 2022, compared to $1.94 billion at March 31, 2022, and increased $244.2 million, or 13.7%, compared to $1.79 billion at June 30, 2021.

Cash and cash equivalents increased by $5.3 million, or 6.4%, to $87.8 million as of June 30, 2022, compared to $82.5 million as of March 31, 2022.

Investment securities decreased $24.6 million, or 6.5%, to $353.1 million at June 30, 2022, compared to $377.7 million three months earlier, and decreased $17.4 million compared to $370.5 million at June 30, 2021. The market value of the portfolio declined an additional $16.8 million during the second quarter of 2022 as rates continue to rise as the Federal Reserve Bank responds to significant inflation trends. Principal and interest payments received of $12.0 million were used to fund loan growth. At June 30, 2022, municipal bonds totaled $104.0 million and comprised the largest portion of the investment portfolio at 29.5%. Corporate mortgage-backed securities are the second largest segment, totaling $101.1 million, or 28.6%, of the portfolio at quarter end. The estimated average life of the securities portfolio was approximately 8.2 years, compared to 7.0 years in the prior quarter and 6.6 years in the second quarter of 2021. The effective duration of the portfolio was approximately 5.2 years, compared to 5.0 years in the prior quarter and 5.6 years in the second quarter of 2021.

Investment securities consisted of the following at the dates indicated:

	June 30, 2022	March 31, 2022	June 30, 2021	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$104,048	$110,248	$130,458	$(6,200)	$(26,410)
U.S. Treasury notes	2,420	2,450	—	(30)	2,420
International agency issued bonds (Agency bonds)	1,762	1,811	1,949	(49)	(187)
U.S. government agency issued asset-backed securities (ABS agency)	—	—	36,564	—	(36,564)
Corporate issued asset-backed securities (ABS corporate)	—	—	4,000	—	(4,000)
Corporate issued debt securities (Corporate debt)	57,977	59,904	49,880	(1,927)	8,097
U.S. Small Business Administration securities (SBA)	—	2,777	16,753	(2,777)	(16,753)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	85,796	96,064	75,429	(10,268)	10,367
Non-agency issued mortgage-backed securities (MBS non-agency)	101,141	104,441	55,467	(3,300)	45,674
Total securities available for sale	$353,144	$377,695	$370,500	$(24,551)	$(17,356)

Net loans, excluding loans held for sale, increased $91.0 million, or 6.6%, to $1.46 billion at June 30, 2022, from $1.37 billion at March 31, 2022, and increased $215.2 million, or 17.3%, from $1.25 billion a year ago. Multi-family loans increased $17.6 million during the current quarter. The increase was the result of new loans totaling $34.3 million and $3.7 million of acquisition-renovation construction loans converting into amortizing loans. Consumer loan increases included $5.1 million from quin Credit Builder loans, a product developed through our joint venture partnership with Quin Ventures, which are fully secured by funds on deposit; a net increase in auto loans of $5.4 million; and $1.4 million in manufactured home loan purchases net of repayment. Construction loans increased $5.7 million as the result of disbursements on new and existing projects offset by payoffs and conversions to permanent loans. Commercial business loans increased $16.7 million during the quarter due in part to $6.2 million in new equipment loans and new SBA loans totaling $6.3 million, offset by Paycheck Protection Program (“PPP”) loan payoffs and payments received during the quarter of $5.5 million.

The Company originated $18.4 million in residential mortgages during the second quarter and sold $6.3 million, with an average gross margin on sale of mortgage loans of approximately 2.30%. This production compares to residential mortgage originations of $13.3 million in the preceding quarter with sales of $10.3 million, with an average gross margin of 2.69%. Rising mortgage loan rates and a lack of single-family home inventory have resulted in a decline in saleable mortgage loan production. New single-family residence construction loan commitments totaled $30.7 million in the second quarter of 2022, compared to $23.6 million in the preceding quarter.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2022	March 31, 2022	June 30, 2021	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$309,191	$291,053	$301,816	$18,138	$7,375
Multi-family	221,337	203,746	166,502	17,591	54,835
Commercial real estate	381,279	370,346	319,644	10,933	61,635
Construction and land	214,394	209,395	183,685	4,999	30,709
Total real estate loans	1,126,201	1,074,540	971,647	51,661	154,554

Consumer:
Home equity	46,993	39,858	36,886	7,135	10,107
Auto and other consumer	220,865	206,140	171,617	14,725	49,248
Total consumer loans	267,858	245,998	208,503	21,860	59,355

Commercial business	71,218	54,506	75,995	16,712	(4,777)

Total loans	1,465,277	1,375,044	1,256,145	90,233	209,132
Less:
Net deferred loan fees	3,670	4,144	5,610	(474)	(1,940)
Premium on purchased loans, net	(15,692)	(14,816)	(10,393)	(876)	(5,299)
Allowance for loan losses	15,747	15,127	14,588	620	1,159
Total loans receivable, net	$1,461,552	$1,370,589	$1,246,340	$90,963	$215,212

Prepaid expenses and other assets increased $13.7 million to $46.1 million at June 30, 2022, compared to $32.5 million at March 31, 2022, and increased $27.4 million compared to $18.7 million a year ago. The increase in the current quarter is mainly due to increases in joint venture investments of $6.6 million and deferred tax assets of $3.5 million resulting from the fair market value decrease of the investment portfolio, along with an increase in other prepaid expenses of $3.3 million which includes long-term sponsorship agreements with local organizations. In addition to the changes recorded during the current quarter, the increase from a year ago also reflects an increase in the operating lease right-of-use assets related to branch expansion during the prior twelve months of $2.8 million and investments in affiliated entities providing financial-related services and a loan investment fund during the second quarter of 2022 totaling $6.6 million.

Total deposits increased $31.3 million, to $1.58 billion at June 30, 2022, compared to $1.55 billion at March 31, 2022, and increased $139.0 million, or 9.6%, compared to $1.44 billion a year ago. Increases in business money market account balances of $10.4 million, public fund certificates of deposits ("CDs") of $10.1 million, and brokered CDs of $20.0 million, were offset by decreases in consumer money market account balances of $5.1 million, business demand account balances of $3.0 million, and consumer savings account balances of $2.3 million during the second quarter.

Demand deposits increased 9.4% compared to a year ago to $528.4 million at June 30, 2022, and represented 33.4% of total deposits; money market accounts increased 9.2% compared to a year ago to $587.7 million, and represented 37.2% of total deposits; savings accounts increased 5.0% compared to a year ago to $195.0 million at June 30, 2022, and represented 12.3% of total deposits; and certificates of deposit increased 2.9% compared to a year ago to $269.5 million at quarter-end, and represented 17.1% of total deposits.

The total cost of deposits was 0.20% for the second quarter of 2022 compared to 0.19% for the first quarter of 2022, and improved from 0.23% for the second quarter of 2021.

Deposits consisted of the following at the dates indicated:

	June 30, 2022	March 31, 2022	June 30, 2021	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$336,311	$326,289	$307,119	$10,022	$29,192
Interest-bearing demand deposits	192,114	204,949	175,939	(12,835)	16,175
Money market accounts	587,747	581,804	511,051	5,943	76,696
Savings accounts	195,029	197,351	185,798	(2,322)	9,231
Certificates of deposit	269,523	239,021	261,831	30,502	7,692
Total deposits	$1,580,724	$1,549,414	$1,441,738	$31,310	$138,986

Total shareholders’ equity decreased to $165.2 million at June 30, 2022, compared to $177.8 million three months earlier, and decreased from $188.6 million a year earlier, due to declines in the fair market value of the investment securities portfolio of $13.3 million and $32.0 million, respectively. Bond values have decreased across the board as rates and credit spreads rise in response to sustained inflationary pressures. Tangible book value per common share* was $16.40 at June 30, 2022, compared to $17.56 at March 31, 2022, and $18.49 at June 30, 2021. Book value per common share was $16.60 at June 30, 2022, compared to $17.77 at March 31, 2022, and $18.48 at June 30, 2021. The current quarter decline in investment securities fair market value had an 8.1% negative impact on tangible book value. We repurchased 52,618 shares of common stock under the October 2020 Plan at an average price of $16.29 per share for a total of $857,000 during the quarter ended June 30, 2022, leaving 605,752 shares remaining in the share repurchase program.

Income Statement Results

In the second quarter of 2022, the Company generated a return on average assets ("ROAA") of 0.51%, and a return on average equity ("ROAE") of 5.75%, compared to 0.60% and 6.01%, respectively, in the first quarter of 2022, and 0.69% and 6.46%, respectively, in the second quarter of 2021. Year-to-date, the Company generated an ROAA of 0.55%, and an ROAE of 5.88%, compared to 0.73% and 6.63%, respectively, for the six months ended June 30, 2021.

Total interest income increased $2.1 million to $19.0 million for the second quarter of 2022, compared to $16.9 million in the previous quarter, and increased $3.9 million from $15.1 million in the second quarter of 2021. Interest and fees on loans increased during the quarter as we grew the loan portfolio through new originations in multi-family and construction loans, as well as adding higher yielding purchased manufactured home loans and purchased auto loans. Loan yields are trending up as the result of higher rates on new originations as well as from the repricing of variable rate loans tied to the Prime Rate or other indices. Total interest expense was $1.7 million for the second quarter of 2022, compared to $1.4 million in the first quarter of 2022 and second quarter a year ago. The increase was a result of a higher volume of interest-costing liabilities, primarily from FHLB borrowings which are more sensitive to Federal Reserve Bank and other rate increases in the market.

Total interest income for the six months ended June 30, 2022, increased $6.2 million to $35.9 million, compared to $29.7 million for the six months ended June 30, 2021.Total interest expense increased $581,000 for the six months ended June 30, 2022, to $3.1 million, compared to $2.6 million for the six months ended June 30, 2021.

Net interest income, before provision for loan losses, for the second quarter of 2022 increased 11.3% to $17.2 million, compared to $15.5 million for the preceding quarter, and increased 26.3% from the second quarter a year ago. Net interest income, before provision for loan losses, for the six months ended June 30, 2022, increased $5.6 million to $32.7 million, compared to $27.1 million for the six months ended June 30, 2021.

The positive impact of PPP loan forgiveness on interest income is declining, as most of these loans have already been forgiven. As of June 30, 2022, we received SBA proceeds on forgiven loans totaling $64.9 million. Approximately $122,000 of the income recognized during the second quarter of 2022 was related to deferred fees associated with PPP loan payoffs, compared to $231,000 in the first quarter of 2022. At June 30, 2022, there was approximately $71,000 of PPP loan fee income remaining to be recognized in income.

The Company recorded a $500,000 loan loss provision during the second quarter of 2022. This compares to no provision for loan losses for the preceding quarter and a provision for loan losses of $300,000 for the second quarter of 2021. The provision reflects loan growth and changing economic conditions, offset by stable credit quality metrics. The loan loss provision for the six months ended June 30, 2022, was $500,000, compared to $800,000 for the six months ended June 30, 2021.

The net interest margin increased 24 basis points to 3.77% for the second quarter of 2022, from 3.53% the prior quarter, and increased 43 basis points over the second quarter of 2021 of 3.34%. Increases over both the prior quarter and the prior year are primarily due to an improvement in our earning asset mix and loan fee income recognized from loan payoffs during the second quarter of 2022, as well as higher market rates for both fixed and variable rate assets. The net interest margin increased 22 basis points to 3.65% for the six months ended June 30, 2022, from 3.43% for the six months ended June 30, 2021.

* See reconciliation of Non-GAAP Financial Measures later in this release.

The yield on earning assets increased 28 basis points to 4.14% for the second quarter of 2022, compared to 3.86% for the first quarter of 2022, and increased 46 basis points from 3.68% for the second quarter of 2021. The increase over the prior quarter was due to higher yields on the investment portfolio along with higher average loan balances coupled with an increase on the loan portfolio yield to 4.48% for the second quarter of 2022, compared to 4.43% for the first quarter of 2022, primarily due to the impact of the rising rate environment. The year-over-year increase was primarily due to the higher volume of average loan balances augmented by increases in yields which were positively impacted by the rising rate environment.

The yield on earning assets increased 25 basis points to 4.00% for the six months ended June 30, 2022, from 3.75% for the six months ended June 30, 2021.

The cost of interest-bearing liabilities increased 6 basis points to 0.49% for the second quarter of 2022, compared to 0.43% for the first quarter of 2022, and increased 3 basis points from 0.46% for the second quarter of 2021. Total cost of funds increased 5 basis points to 0.39% for the second quarter of 2022 from 0.34% in the prior quarter, and increased 2 basis points from 0.37% for the second quarter of 2021. Current quarter increases were mainly due to higher average FHLB advances along with a small impact from higher costs on interest-bearing deposits. The increase over the same quarter in 2021 was also driven by higher average FHLB advances but was partially offset by a year-over-year decrease in the average cost of interest-bearing deposits.

The cost of interest-bearing liabilities increased 3 basis points to 0.46% for the six months ended June 30, 2022, from 0.43% for the six months ended June 30, 2021. The total cost of funds increased 2 basis points to 0.37% for the six months ended June 30, 2022, from 0.35% for the six months ended June 30, 2021.

Noninterest income decreased 7.5% to $2.2 million for the second quarter of 2022 from $2.4 million for the first quarter of 2022, and decreased 42.6% compared to $3.9 million for the second quarter a year ago. Decreases for the quarter were mainly the result of lower gain on sale of mortgage loans, a decline in the value of the servicing asset due to loan payoffs, and lower gains on investment security sales, partially offset by an increase in gain on sale of SBA loans and swap contract fee income. Quin Ventures recorded subscription income of $118,000 during the second quarter of 2022 and $126,000 for the six months ended June 30, 2022.

Noninterest income decreased 29.7% to $4.6 million for the six months ended June 30, 2022, from $6.6 million for the six months ended June 30, 2021.

Noninterest expense totaled $17.0 million for the second quarter of 2022, compared to $14.8 million for the preceding quarter and $13.7 million for the second quarter a year ago. Quin Ventures launched the Credit Builder product in the second quarter of 2022 and, as a result, costs that were previously capitalized during the development phase due to software capitalization rules are now being expensed. Additional Quin Ventures expenses totaling $1.5 million were recorded in advertising, compensation, depreciation and data processing during the second quarter of 2022. The increase over the second quarter of 2021 was also impacted by the increase in Quin Ventures expenses, and reflects increases at the Bank in compensation expense as well as other costs associated with expanding our footprint with two new locations, technology enhancements for core and digital banking products and higher FDIC insurance premiums.

Noninterest expense increased 23.2% to $31.8 million for the six months ended June 30, 2022, from $25.8 million for the six months ended June 30, 2021.

The provision for income tax decreased to $467,000 for the second quarter of 2022, compared to $554,000 for the first quarter of 2022 and $663,000 for the second quarter of 2021, reflecting differences in pre-tax income. The provision for income tax decreased to $1.0 million for the six months ended June 30, 2022, compared to $1.1 million for the six months ended June 30, 2021. The effective tax rate increased over prior periods as we started accruing for state income tax in the second quarter of 2022 for states where we have nexus mainly due to loan collateral.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at June 30, 2022. Common Equity Tier 1 and Total Risk-Based Capital Ratios at June 30, 2022, were 12.7% and 13.6%, respectively.

Nonperforming loans were $1.2 million at June 30, 2022, an increase of $8,000 from March 31, 2022, related to an increase in mortgage loans offset by decreases in brokered auto loans. The percentage of the allowance for loan losses to nonperforming loans increased to 1269% at June 30, 2022, from 1227% at March 31, 2022, and increased from 818% at June 30, 2021. Classified loans decreased $480,000 during the second quarter to $13.8 million at June 30, 2022, due to an improvement in commercial real estate offset by declines in two construction relationships. The allowance for loan losses as a percentage of total loans was 1.07% at June 30, 2022, a decrease from 1.10% reported for the prior quarter and from 1.16% reported one year earlier.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2022, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #3 in the medium-sized company category in 2022 and was ranked #4 in the same category in 2021.

In June 2022, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020 and 2021, which recognizes the region's fastest-growing middle market companies.

Additionally, in June 2022 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a bank holding company engaged in investment activities including the business activity of its subsidiary, First Fed Bank. First Fed is a community-oriented financial institution which has served customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small business, and commercial customers. Additionally, First Fed focuses on strategic partnerships with financial technology (“fintech”) companies to develop and deploy digitally focused financial solutions to meet customers’ needs on a broader scale. FNWB also invests in fintech companies directly as well as through select venture capital partners. In 2021, the Company entered a joint venture to found Quin, a fintech focused on financial wellness and lifestyle protection for consumers nationwide. Other fintech partnership initiatives include banking-as-a-service, digital payments and marketplace lending. FNWB was incorporated in 2012 and is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	June 30, 2022	March 31, 2022	June 30, 2021	Three Month Change	One Year Change
Assets

Cash and due from banks	$19,006	$16,271	$17,589	16.8%	8.1%
Interest-earning deposits in banks	68,789	66,257	63,133	3.8	9.0
Investment securities available for sale, at fair value	353,144	377,695	370,500	-6.5	-4.7
Loans held for sale	696	1,334	1,971	-47.8	-64.7
Loans receivable (net of allowance for loan losses of $15,747, $15,127, and $14,588)	1,461,552	1,370,589	1,246,340	6.6	17.3
Federal Home Loan Bank (FHLB) stock, at cost	10,402	8,122	5,597	28.1	85.8
Accrued interest receivable	5,802	5,696	5,949	1.9	-2.5
Premises and equipment, net	21,291	21,050	16,386	1.1	29.9
Servicing rights on sold loans, net	—	—	2,381	n/a	-100.0
Servicing rights on sold loans, at fair value	3,865	4,046	—	-4.5	100.0
Bank-owned life insurance, net	39,783	39,570	38,839	0.5	2.4
Goodwill and other intangible assets, net	1,176	1,180	—	-0.3	100.0
Prepaid expenses and other assets	46,126	32,472	18,706	42.0	146.6

Total assets	$2,031,632	$1,944,282	$1,787,391	4.5%	13.7%

Liabilities and Shareholders' Equity

Deposits	$1,580,724	$1,549,414	$1,441,738	2.0%	9.6%
Borrowings	249,319	184,250	129,241	35.3	92.9
Accrued interest payable	461	13	455	3,446.2	1.3
Accrued expenses and other liabilities	35,040	30,691	26,221	14.2	33.6
Advances from borrowers for taxes and insurance	934	2,138	1,143	-56.3	-18.3

Total liabilities	1,866,478	1,766,506	1,598,798	5.7	16.7

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,950,172 at June 30, 2022; issued and outstanding 10,003,622 at March 31, 2022; and issued and outstanding 10,205,867 at June 30, 2021	100	100	102	0.0	-2.0
Additional paid-in capital	96,479	96,473	97,463	0.0	-1.0
Retained earnings	107,000	105,546	96,573	1.4	10.8
Accumulated other comprehensive (loss) income, net of tax	(28,447)	(15,153)	3,546	-87.7	-902.2
Unearned employee stock ownership plan (ESOP) shares	(8,242)	(8,407)	(8,901)	2.0	7.4

Total parent's shareholders' equity	166,890	178,559	188,783	-6.5	-11.6
Noncontrolling interest in Quin Ventures, Inc.	(1,736)	(783)	(190)	-121.7	-813.7

Total shareholders' equity	165,154	177,776	188,593	-7.1	-12.4

Total liabilities and shareholders' equity	$2,031,632	$1,944,282	$1,787,391	4.5%	13.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	June 30, 2022	March 31, 2022	June 30, 2021	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$16,081	$14,536	$12,866	10.6%	25.0%
Interest on investment securities	2,715	2,275	2,124	19.3	27.8
Interest on deposits in banks	46	38	15	21.1	206.7
FHLB dividends	119	52	46	128.8	158.7
Total interest income	18,961	16,901	15,051	12.2	26.0

INTEREST EXPENSE
Deposits	796	717	825	11.0	-3.5
Borrowings	922	698	577	32.1	59.8
Total interest expense	1,718	1,415	1,402	21.4	22.5

Net interest income	17,243	15,486	13,649	11.3	26.3

PROVISION FOR LOAN LOSSES	500	—	300	100.0	66.7

Net interest income after provision for loan losses	16,743	15,486	13,349	8.1	25.4

NONINTEREST INCOME
Loan and deposit service fees	1,091	1,173	1,001	-7.0	9.0
Sold loan servicing fees	27	432	13	-93.8	107.7
Net gain on sale of loans	231	253	1,017	-8.7	-77.3
Net (loss) gain on sale of investment securities	(8)	126	1,124	-106.3	-100.7
Increase in cash surrender value of bank-owned life insurance	213	252	242	-15.5	-12.0
Other income	668	167	475	300.0	40.6
Total noninterest income	2,222	2,403	3,872	-7.5	-42.6

NONINTEREST EXPENSE
Compensation and benefits	9,735	8,803	8,559	10.6	13.7
Data processing	1,870	1,772	1,525	5.5	22.6
Occupancy and equipment	1,432	1,167	1,004	22.7	42.6
Supplies, postage, and telephone	408	313	355	30.4	14.9
Regulatory assessments and state taxes	441	361	301	22.2	46.5
Advertising	1,370	787	492	74.1	178.5
Professional fees	629	559	644	12.5	-2.3
FDIC insurance premium	211	223	168	-5.4	25.6
Other	867	846	659	2.5	31.6
Total noninterest expense	16,963	14,831	13,707	14.4	23.8

INCOME BEFORE PROVISION FOR INCOME TAXES	2,002	3,058	3,514	-34.5	-43.0

PROVISION FOR INCOME TAXES	467	554	663	-15.7	-29.6

NET INCOME	1,535	2,504	2,851	-38.7	-46.2
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	953	302	145	215.6	557.2

NET INCOME ATTRIBUTABLE TO PARENT	$2,488	$2,806	$2,996	-11.3%	-17.0%

Basic and diluted earnings per common share	$0.27	$0.30	$0.32	-10.0%	-15.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30,		Percent
	2022	2021	Change
INTEREST INCOME
Interest and fees on loans receivable	$30,617	$25,407	20.5%
Interest on investment securities	4,990	4,158	20.0
Interest on deposits in banks	84	28	200.0
FHLB dividends	171	91	87.9
Total interest income	35,862	29,684	20.8

INTEREST EXPENSE
Deposits	1,513	1,759	-14.0
Borrowings	1,620	793	104.3
Total interest expense	3,133	2,552	22.8

Net interest income	32,729	27,132	20.6

PROVISION FOR LOAN LOSSES	500	800	-37.5

Net interest income after provision for loan losses	32,229	26,332	22.4

NONINTEREST INCOME
Loan and deposit service fees	2,264	1,838	23.2
Sold loan servicing fees	459	43	967.4
Net gain on sale of loans	484	2,354	-79.4
Net gain on sale of investment securities	118	1,124	-89.5
Increase in cash surrender value of bank-owned life insurance	465	486	-4.3
Other income	835	731	14.2
Total noninterest income	4,625	6,576	-29.7

NONINTEREST EXPENSE
Compensation and benefits	18,538	15,854	16.9
Data processing	3,642	2,858	27.4
Occupancy and equipment	2,599	2,033	27.8
Supplies, postage, and telephone	721	597	20.8
Regulatory assessments and state taxes	802	562	42.7
Advertising	2,157	937	130.2
Professional fees	1,188	1,166	1.9
FDIC insurance premium	434	316	37.3
Other	1,713	1,478	15.9
Total noninterest expense	31,794	25,801	23.2

INCOME BEFORE PROVISION FOR INCOME TAXES	5,060	7,107	-28.8

PROVISION FOR INCOME TAXES	1,021	1,136	-10.1

NET INCOME	4,039	5,971	-32.4
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	1,255	145	765.5

NET INCOME ATTRIBUTABLE TO PARENT	$5,294	$6,116	-13.4%

Basic and diluted earnings per common share	$0.58	$0.64	-9.4%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Performance ratios: (1)
Return on average assets	0.51%	0.60%	1.09%	0.92%	0.69%
Return on average equity	5.75	6.01	10.72	8.69	6.46
Average interest rate spread	3.65	3.43	3.48	3.46	3.22
Net interest margin (2)	3.77	3.53	3.58	3.58	3.34
Net interest margin - core (2) (4)	3.75	3.50	3.51	3.46	3.35
Efficiency ratio (3)	87.2	82.9	70.5	70.3	78.2
Equity to total assets	8.13	9.14	9.92	10.16	10.55
Average interest-earning assets to average interest-bearing liabilities	130.0	132.3	133.8	134.1	133.9
Book value per common share	$16.60	$17.77	$19.10	$18.65	$18.48

Tangible performance ratios:
Tangible assets (4)	$2,029,702	$1,942,151	$1,919,028	$1,843,395	$1,787,389
Tangible common equity (4)	163,224	175,645	188,427	185,702	188,591
Tangible common equity ratio (4)	8.04%	9.04%	9.82%	10.07%	10.55%
Return on tangible common equity (4)	5.82	6.09	10.82	8.73	6.46
Tangible book value per common share (4)	$16.40	$17.56	$18.89	$18.48	$18.49

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.06%	0.06%	0.07%	0.06%	0.10%
Nonperforming loans to total loans (6)	0.08	0.09	0.10	0.09	0.14
Allowance for loan losses to nonperforming loans (6)	1268.90	1226.85	1095.15	1288.50	817.71
Allowance for loan losses to total loans	1.07	1.10	1.11	1.13	1.16
Annualized net (recoveries) charge-offs to average outstanding loans	(0.03)	0.00	(0.01)	0.01	0.00

Capital ratios (First Fed Bank):
Tier 1 leverage	10.4%	10.6%	10.6%	10.6%	10.9%
Common equity Tier 1 capital	12.7	13.1	13.8	13.4	14.5
Tier 1 risk-based	12.7	13.1	13.8	13.4	14.5
Total risk-based	13.6	14.1	14.9	14.4	15.6

Other Information:
Average total assets	$1,963,665	$1,899,717	$1,864,309	$1,810,543	$1,737,363
Average total loans	1,443,760	1,336,175	1,336,937	1,303,199	1,211,348
Average interest-earning assets	1,836,202	1,777,704	1,750,355	1,702,762	1,639,782
Average noninterest-bearing deposits	344,827	328,304	330,913	314,677	304,483
Average interest-bearing deposits	1,223,888	1,221,323	1,211,453	1,179,096	1,133,472
Average interest-bearing liabilities	1,412,327	1,343,216	1,307,895	1,269,958	1,224,665
Average equity	173,584	189,455	189,706	190,764	186,153
Average shares -- basic	9,094,894	9,130,168	9,103,640	9,184,568	9,130,113
Average shares -- diluted	9,166,131	9,225,368	9,189,252	9,268,076	9,248,667

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Six Months Ended June 30,
	2022	2021
Performance ratios: (1)
Return on average assets	0.55%	0.73%
Return on average equity	5.88	6.63
Average interest rate spread	3.54	3.32
Net interest margin (2)	3.65	3.43
Net interest margin - core (2) (4)	3.63	3.43
Efficiency ratio (3)	85.1	76.5
Equity to total assets	8.13	10.55
Average interest-earning assets to average interest-bearing liabilities	131.1	134.3
Book value per common share	$16.60	$18.48

Tangible performance ratios:
Tangible assets (4)	$2,029,702	$1,787,389
Tangible common equity (4)	163,224	188,591
Tangible common equity ratio (4)	8.04%	10.55%
Return on tangible common equity (4)	5.96	6.63
Tangible book value per common share (4)	$16.40	$18.49

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.06%	0.10%
Nonperforming loans to total loans (6)	0.08	0.14
Allowance for loan losses to nonperforming loans (6)	1268.90	817.71
Allowance for loan losses to total loans	1.07	1.16
Net charge-offs to average outstanding loans	(0.02)	(0.00)

Capital ratios (First Fed Bank):
Tier 1 leverage	10.4%	10.9%
Common equity Tier 1 capital	12.7	14.5
Tier 1 risk-based	12.7	14.5
Total risk-based	13.6	15.6

Other Information:
Average total assets	$1,931,868	$1,691,837
Average total loans	1,390,265	1,177,974
Average interest-earning assets	1,807,115	1,594,797
Average noninterest-bearing deposits	336,611	293,902
Average interest-bearing deposits	1,222,612	1,112,907
Average interest-bearing liabilities	1,377,962	1,187,908
Average equity	181,475	186,162
Average shares -- basic	9,082,373	9,146,113
Average shares -- diluted	9,167,315	9,252,313

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	June 30, 2022	March 31, 2022	June 30, 2021	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$1,751	$7,209	$45,211	$(5,458)	$(43,460)
Secured lines of credit	12,989	11,084	13,685	1,905	(696)
Unsecured lines of credit	981	2,292	2,270	(1,311)	(1,289)
SBA loans	10,432	4,101	—	6,331	10,432
Other commercial business loans	45,065	29,820	14,829	15,245	30,236
Total commercial business loans	$71,218	$54,506	$75,995	$16,712	$(4,777)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$79,659	$78,222	$49,735	$1,437	$29,924
Woodside auto loans	110,499	103,524	94,934	6,975	15,565
First Help auto loans	6,724	7,245	4,608	(521)	2,116
Other auto loans	11,097	12,201	18,223	(1,104)	(7,126)
Other consumer loans	12,886	4,948	4,117	7,938	8,769
Total auto and other consumer loans	$220,865	$206,140	$171,617	$14,725	$49,248

Construction and land loans breakout
1-4 Family construction	$74,520	$71,025	$53,630	$3,495	$20,890
Multifamily construction	88,922	84,448	58,097	4,474	30,825
Acquisition-renovation	27,103	31,187	59,141	(4,084)	(32,038)
Nonresidential construction	12,651	10,819	3,156	1,832	9,495
Land and development	11,198	11,916	9,661	(718)	1,537
Total construction and land loans	$214,394	$209,395	$183,685	$4,999	$30,709

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, are included in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on Tangible Common Equity:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$165,154	$177,776	$190,480	$187,444	$188,593
Less: Goodwill and other intangible assets	1,176	1,180	1,183	1,186	—
Disallowed non-mortgage loan servicing rights	754	951	870	556	2
Total tangible common equity	$163,224	$175,645	$188,427	$185,702	$188,591

Total assets	$2,031,632	$1,944,282	$1,921,081	$1,845,137	$1,787,391
Less: Goodwill and other intangible assets	1,176	1,180	1,183	1,186	—
Disallowed non-mortgage loan servicing rights	754	951	870	556	2
Total tangible assets	$2,029,702	$1,942,151	$1,919,028	$1,843,395	$1,787,389

Average shareholders' equity	$173,584	$189,455	$189,706	$190,764	$186,153
Less: Average goodwill and other intangible assets	1,179	1,182	1,185	880	—
Average disallowed non-mortgage loan servicing rights	949	1,381	560	8	1
Total average tangible common equity	$171,456	$186,892	$187,961	$189,876	$186,152

Tangible common equity ratio (1)	8.04%	9.04%	9.82%	10.07%	10.55%
Net income	$2,488	$2,806	$5,124	$4,178	$2,996
Return on tangible common equity (1)	5.82%	6.09%	10.82%	8.73%	6.46%
Common shares outstanding	9,950,172	10,003,622	9,972,698	10,050,877	10,205,867
Tangible book value per common share (1)	$16.40	$17.56	$18.89	$18.48	$18.49
GAAP Ratios:
Equity to total assets	8.13%	9.14%	9.92%	10.16%	10.55%
Return on average equity	5.75%	6.01%	10.72%	8.69%	6.46%
Book value per common share	$16.60	$17.77	$19.10	$18.65	$18.48

	June 30, 2022	June 30, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$165,154	$188,593
Less: Goodwill and other intangible assets	1,176	—
Disallowed non-mortgage loan servicing rights	754	2
Total tangible common equity	$163,224	$188,591

Total assets	$2,031,632	$1,787,391
Less: Goodwill and other intangible assets	1,176	—
Disallowed non-mortgage loan servicing rights	754	2
Total tangible assets	$2,029,702	$1,787,389

Average shareholders' equity	$181,475	$186,162
Less: Average goodwill and other intangible assets	1,180	—
Average disallowed non-mortgage loan servicing rights	1,164	1
Total average tangible common equity	$179,131	$186,161

Tangible common equity ratio (1)	8.04%	10.55%
Net income	$5,294	$6,116
Return on tangible common equity (1)	5.96%	6.63%
Common shares outstanding	9,950,172	10,205,867
Tangible book value per common share (1)	$16.40	$18.49
GAAP Ratios:
Equity to total assets	8.13%	10.55%
Return on average equity	5.88%	6.63%
Book value per common share	$16.60	$18.48

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.